Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2004 SECOND QUARTER RESULTS

Atlanta, Georgia (February 12, 2004) – SunLink Health Systems, Inc. (AMEX: SSY) today announced a net loss of $118,000 or $0.02 per share for the quarter ended December 31, 2003, compared to a net loss of $986,000 or $0.20 per share for the quarter ended December 31, 2002. For the six months ended December 31, 2003, SunLink reported a net loss of $1,208,000 or $0.21 per share compared to a net loss of $551,000 or $0.11 per share for the six months ended December 31, 2002.

SunLink reported a loss from continuing operations for its second fiscal quarter ended December 31, 2003 of $126,000 or $0.02 per share compared to a loss of $1,302,000 or $0.26 per diluted share for the quarter ended December 31, 2002. For the six months ended December 31, 2003, SunLink reported a loss from continuing operations of $1,201,000 or $0.21 per share compared to a loss from continuing operations of $852,000 or $0.17 per share for the six months ended December 31, 2002. Included in the loss for the prior year was $411,000 of merger expenses related to the then-pending acquisition of HealthMont, Inc.

Included for the quarter ended December 31, 2003 are the results, for the period from October 3, 2003 through December 31, 2003, of the two community hospitals acquired by SunLink from HealthMont, Inc. on October 3, 2003. On that date, SunLink completed the previously announced merger with HealthMont in which SunLink acquired Memorial Hospital of Adel, a 60-bed acute-care facility in Adel, Georgia, which includes a 95-bed nursing home, and Callaway Community Hospital, a 49-bed acute-care hospital in Fulton, Missouri.

The Company had an operating profit for the quarter ended December 31, 2003 of $1,312,000 compared to an operating loss for the quarter ended December 31, 2002 of $256,000. The operating loss for the prior year resulted from an asset impairment charge of $1,562,000 for the write down in carrying value of the former Mountainside Medical Center in Jasper, Georgia. For the six months ended December 31, 2003, Sunlink reported an operating profit of $1,278,000 compared to an operating profit of $1,019,000 for the six months ended December 31, 2002 (which included the $1,562,000 asset impairment charge).

Consolidated net revenues for the three months ended December 31, 2003 and 2002 were $35,813,000 and $23,675,000, respectively, representing an increase of 51.3% for the three months ended December 31, 2003 from the comparable period in 2002. The increased net revenues resulted from the two acquired HealthMont hospitals, a 25.2% increase in same-store admissions, and an 18.3% increase in same-store equivalent admissions. Surgeries also increased 11.6% on a same-store basis. The Company has added 37 net additional physicians to the medical staffs of its facilities over the past 24 months (including 5 additional physicians in the quarter ended December 31, 2003). The new physicians have contributed much of the increased volume.

Consolidated net revenues for the six months ended December 31, 2003 and 2002 were $62,330,000 and $47,476,000, respectively, representing an increase of 31.3% for the six months ended December 31, 2003 from comparable period in 2002. The increase in net revenues resulted from the two acquired HealthMont hospitals, a 22.4% increase in same-store admissions, a 14.8% increase in same-store equivalent admissions and a 6.8% increase in same store surgeries.

At December 31, 2003, SunLink was in violation of one financial covenant under each of two debt agreements. Waivers of compliance with these financial covenants have been received from the two lenders. However, in accordance with Emerging Issues Task Force abstract No. 86-30, SunLink has classified the corresponding long-term debt of $6,400,000 under the two debt agreements as current liabilities as of December 31, 2003 because the lenders did not waive compliance with the financial covenants for more than one year.

SunLink Health Systems, Inc. currently operates eight community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.

The Company will conduct a conference call on Friday, February 13, 2004 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 800-268-8047. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-800-839-6713 and entering passcode 6109056 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2004 SECOND QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,		SIx Months Ended December 31,
	2003	2002	2003	2002
Net Revenues	$35,813	$23,675	$62,330	$47,476
Cost of Patient Service Revenues:
Salaries, wages and benefits	16,577	11,270	29,276	22,143
Provision for bad debts	4,013	2,530	7,459	5,320
Supplies	4,192	2,740	7,351	5,461
Purchased services	2,472	1,841	4,590	3,737
Other operating expenses	5,613	3,087	9,455	6,420
Rents and leases	802	539	1,448	1,096
Depreciation and amortization	832	362	1,473	718
Asset impairment charge	—	1,562	—	1,562

Operating Profit (Loss)	1,312	(256)	1,278	1,019
Interest Income (Expense)—net	(1,341)	(568)	(2,353)	(1,301)
Merger expenses		(411)		(411)

Loss from Continuing Operations
Before Income Taxes	(29)	(1,235)	(1,075)	(693)
Income Tax Expense	97	67	126	159

Loss from Continuing Operations	(126)	(1,302)	(1,201)	(852)
Earnings (Loss) from Discontinued Operations	8	316	(7)	301

Net Loss	$(118)	$(986)	$(1,208)	$(551)

Loss Per Share from Continuing Operations:
Basic	$(0.02)	$(0.26)	$(0.21)	$(0.17)

Diluted	$(0.02)	$(0.26)	$(0.21)	$(0.17)

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$0.00	$0.06	$(0.00)	$0.06

Diluted	$0.00	$0.06	$(0.00)	$0.06

Net Loss Per Share:
Basic	$(0.02)	$(0.20)	$(0.21)	$(0.11)

Diluted	$(0.02)	$(0.20)	$(0.21)	$(0.11)

Weighted Average Common Shares Outstanding:
Basic	6,338	4,998	5,698	4,998

Diluted	6,338	4,998	5,698	4,998

SUMMARY BALANCE SHEETS	December 31,	June 30,
	2003	2003
ASSETS
Cash	$4,779	$1,773
Other Current Assets	20,436	15,853
Property Plant and Equipment, net	53,157	39,668
Long-term Assets	4,625	2,159

	$82,997	$59,453

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$42,632	$23,840
Long-term Debt and Other Noncurrent Liabilities	31,994	29,140
Shareholders’ Equity	8,371	6,473

	$82,997	$59,453